Investment Advisory Agreement

Calvert Asset Management Company, Inc.*

Calvert Impact Fund, Inc.

Revised and Restated Schedule A

As compensation pursuant to Section 4 of the Investment Advisory Agreement between Calvert Asset Management Company, Inc. (the "Advisor") and Calvert Impact Fund, Inc., dated October 31, 2000, with respect to each portfolio of Calvert Impact Fund, Inc., the Advisor is entitled to receive from each Portfolio an annual advisory fee (the “Fee”) as shown below. The Fee shall be computed daily and payable monthly, based on the average daily net assets of the respective Portfolio.

Calvert Large Cap Growth Fund	0.25% on the first $1 billion 0.225% on assets in excess of $1 billion
Calvert Small Cap Fund	0.70%
Calvert Global Alternative Energy Fund Calvert Global Water Fund	0.95% 0.95%

CALVERT IMPACT FUND, INC.

By: /s/William M. Tartikoff

Name: William M. Tartikoff

Title: Vice President and Secretary

Calvert Asset Management Company, INC.

By: /s/Ronald M. Wolfsheimer

Name: Ronald M. Wolfsheimer

Title: Chief Financial Officer and Administrative Officer

          and Senior Vice President

Effective February 1, 2011

*Effective 4/30/2011, Calvert Asset Management Company, Inc. will be renamed Calvert Investment Management, Inc.